EXHIBIT 4.1
RIGHT MEDIA INC.
2005 STOCK OPTION PLAN
I. ESTABLISHMENT OF PLAN; DEFINITIONS
          1. Purpose. The purpose of this Right Media Inc. 2005 Stock Option Plan is to provide an incentive to key Employees and non-Employee Directors of, and Consultants and other independent advisors to, Right Media Inc., a Delaware corporation (the “Company”) or any of its Affiliates, who are in a position to contribute materially to the long-term success of the Company, to increase their interest in the welfare of the Company and its Affiliates and to aid in attracting and retaining Employees, Directors and Consultants of outstanding ability.
          2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:
          “Affiliate” shall mean any “subsidiary” (as defined in Section 424(f) of the Code) or “parent” (as defined in Section 424(e) of the Code) of the Company.
          “Board” shall mean the Board of Directors of the Company.
          “Business” shall mean (i) the development and maintenance of an online advertising network involving the sale of advertising space to advertisers across a group of internet web-sites, (ii) the development and sale of advertising management technology designed to schedule, deliver, optimize and report on delivery of online advertising campaigns and (iii) any other line of business the Company is engaged in during the course of a particular Grantee’s tenure.
          “Cause” shall mean (i) for a Grantee who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement provides for a definition of “Cause” therein, “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Grantee who is not a party to such an agreement, “Cause” shall mean repeated failure to properly perform assigned duties (after written notice of at least one such failure had previously been communicated to the Grantee by the Company), gross negligence, commission of a felony or any act materially injurious to the Company or an Affiliate involving dishonesty or breach of any duty of confidentiality or loyalty.
          “Change of Control” shall mean (i) for a Grantee who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement provides for a definition of “Change of Control” therein, “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Grantee who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

               (a) Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
               (b) The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of common stock of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination as immediately before;
               (c) The closing of the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;
               (d) The persons who were members of the Board immediately before a tender offer by any Person other than the Company or an Affiliate, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions; or
               (e) Any other event which shall be deemed by a majority of the members of the Board to constitute a “Change of Control.”
          “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
          “Committee” shall mean a committee designated by the Board which committee shall administer the Plan as set forth in Section 4 of this Article I of the Plan; provided, however, that if no such committee shall be so designated, the Board shall serve as the Committee.
          “Company” shall mean Right Media Inc., a Delaware corporation.
          “Competitor” shall mean any person or entity engaged in the Business.
          “Consultant” shall mean any non-Employee consultant or advisor to the Company or an Affiliate who has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.
          “Director” shall mean any individual who is a member of the Board and/or a member of the board of directors of an Affiliate, and who is not an Employee.
          “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, all as described in Section 22(e)(3) of the Code.
          “Employee” shall mean any employee, including officers, of the Company or an Affiliate.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Fair Market Value” shall mean on any date, (i) if the Stock is not listed on a national securities exchange or quoted on Nasdaq, the fair market value of the Stock on that date as determined by the Board, or (ii) if the Stock is listed on a national securities exchange or is quoted on Nasdaq, the closing price reported on the composite tape for issues listed on such exchange on such date, or the closing price or the average of the closing dealer “bid” and “asked” prices for the Stock as quoted on Nasdaq, or if no trades shall have been reported for such date, on the next preceding date on which there were such trades reported; provided, however, that if no quotations shall have been made within the 10 business days immediately preceding such date, Fair Market Value shall be determined by the Board.
          “Family Member” shall mean, with respect to a Grantee, any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant of the Grantee), a trust in which such persons have more than 50% of the beneficial interest, a foundation in which such persons (or the Grantee) control the management of assets and any other entity in which such persons (or the Grantee) own more than 50% of the voting interests.
          “Grantee” shall mean an Employee, Director or Consultant who has been granted a Stock Option under the Plan.
          “Incentive Stock Option” shall mean a Stock Option granted to an Employee pursuant to the Incentive Stock Option provisions set forth in Article II of the Plan.
          “Nasdaq” shall mean the National Association of Securities Dealers Automated Quotation System.
          “Non-Qualified Stock Option” shall mean a Stock Option granted to an Employee, Director or Consultant pursuant to the Non-Qualified Stock Option provisions set forth in Article III of the Plan.
          “Option Period” shall mean as the period set forth in the applicable Stock Option Agreement.
          “Plan” shall mean this Right Media Inc. 2005 Stock Option Plan as set forth herein, along with any appendices, exhibits or attachments incorporated herein, as amended from time to time.

          “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities Exchange Commission under Section 16, or any successor rule.
          “Section 16” shall mean Section 16 of the Exchange Act or any successor statute.
          “Shares” shall mean shares of Stock.
          “Stock” shall mean authorized but unissued shares of the Common Stock of the Company, par value $0.01 per share, or reacquired shares of the Company’s Common Stock.
          “Stock Option” shall mean an option, which shall include a Non-Qualified Stock Option and/or Incentive Stock Option, granted pursuant to the Plan to purchase shares of Stock.
          “Stock Option Agreement” shall mean the written instrument evidencing the grant of one or more Stock Options under the Plan and which shall contain the terms and conditions applicable to such grant.
          “Ten Percent Shareholder” shall mean an Employee who at the time an Incentive Stock Option is granted thereto owns stock possessing more than 10% of the total combined voting power of all stock of the Company or of any of its Affiliates.
          3. Shares Subject to the Plan. There are hereby reserved for issuance under the Plan seven thousand two hundred and fifty four (7,254) Shares. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of Shares as to which such expired or terminated Stock Option shall not have been exercised may again become available for the grant of new Stock Options hereunder. No Employee may receive one or more Stock Options in any calendar year for the purchase of more than three thousand (3,000). Shares. The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of Shares, to the extent required under Section 162(m) of the Code, any shares subject to Options that are canceled or repriced.
          4. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to determine the eligibility of Employees, Directors and Consultants to participate in the Plan, to grant Stock Options under the Plan and to determine whether Stock Options granted under the Plan to Employees shall be Non-Qualified Stock Options or Incentive Stock Options, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Stock Option Agreements and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to the Plan shall be determined unilaterally by and in the sole discretion of the Committee. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Grantees and all person(s) claiming under or through any Grantees.

          Should the Stock become publicly traded, there shall be 2 Committees under the Plan. Solely for the purpose of Stock Options granted under the Plan to (a) Employees and Directors who are subject to Section 16; and/or (b) Employees who are “covered employees” within the meaning of Section 162(m)(3) of the Code, a special Committee comprised solely of 2 or more individuals who are both (i) “non-employee directors” (as such term is defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act), and (ii) “outside directors” (as such term is defined in Treasury Regulation § 1.162-27(e)(3), shall administer the Plan to satisfy the applicable requirements of Treasury Regulation § 1.162-27(e)(2)(vi) and Rule 16b-3 with respect to such Employees and Directors. For all other purposes of the Plan, the regular Committee shall administer the Plan.
          Notwithstanding anything contained in this Section 4 to the contrary, no member of the Committee shall have the authority to render any decision with respect to his or her participation in or entitlement to benefits under the Plan.
          5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate the Plan; provided, however, that no such action shall adversely affect the right of any Grantee under any Stock Option previously granted thereto hereunder.
          6. Effective Date of Plan. The Plan shall become effective on January 1, 2005, subject to the Plan’s approval by the shareholders and the Board of the Company.
II. INCENTIVE STOCK OPTION PROVISIONS
          1. Granting of Incentive Stock Options.
               (a) Solely Employees shall be eligible to receive Incentive Stock Options under the Plan.
               (b) When granting an Incentive Stock Option, the Committee shall determine the purchase price of the Stock subject thereto, provided that the purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; and, provided, further, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.
               (c) No Incentive Stock Option shall be exercisable more than 10 years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable more than 5 years from the date the Incentive Stock Option was granted.
               (d) The Committee shall determine and shall designate from time to time those Employees who are to be granted Incentive Stock Options and shall specify the number of shares of Stock subject to each Incentive Stock Option.

               (e) Notwithstanding any other provision hereof, the aggregate Fair Market Value (determined at the time of grant) of the Stock with respect to which Incentive- Stock Options are exercisable for the first time by an Employee during any calendar year (under all such plans of the Company and its Affiliates) shall not exceed $100,000.
               (f) The Committee, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, shall specify the installment dates, and, within the limitations herein provided, shall determine the total period during which the Incentive Stock Option shall be exercisable. Further, the Committee may make such other provisions as may be generally acceptable or desirable in the opinion of the Committee or necessary to qualify the grants of Incentive Stock Options under the requirements of Section 422 of the Code.
               (g) The Committee may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other Stock Options, whether such prior Incentive Stock Options or other Stock Options are then outstanding, have previously been exercised in whole or in part or are canceled in connection with the issuance of new Incentive Stock Options.
          2. Exercise of Incentive Stock Options. The purchase price of Stock subject to an Incentive Stock Option shall be payable upon its exercise in cash or by certified check, bank draft or postal or express money order. In addition, the Committee, in its discretion, may permit a Grantee to make partial or full payment of the purchase price by utilization of a “cashless exercise” or any other method made available by the Committee.
          3. Termination of Employment. Except as provided otherwise in the applicable Stock Option Agreement (in which case the provisions of the Stock Option Agreement shall control over the provisions of this Section 3):
               (a) Except as provided in paragraphs (b) and (c) below, if a Grantee’s employment with the Company or Affiliate is terminated other than by the Company or Affiliate for Cause, only those Incentive Stock Options held by the Grantee which were immediately exercisable at the termination of the Grantee’s employment shall be exercisable by the Grantee following the termination of the Grantee’s employment. Such Incentive Stock Options must be exercised within 30 days following such termination of employment (but in no event after expiration of the Option Period) or they shall be forfeited.
               (b) Notwithstanding anything to the contrary contained in paragraph (a) above, if a Grantee’s employment with the Company or Affiliate is terminated by the Company or Affiliate for Cause, all then outstanding Incentive Stock Options held by the Grantee shall expire immediately and such Incentive Stock Options shall not be exercisable after the termination of the Grantee’s employment.
               (c) Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above, if a Grantee’s employment with the Company or an Affiliate is terminated on account of the Grantee’s death or Disability, only those Incentive Stock Options held by the

Grantee which were immediately exercisable at the date of the Grantee’s death or Disability, as applicable, shall be exercisable by the Grantee, the representative of the Grantee’s estate or the Grantee’s beneficiaries to whom the Incentive Stock Options have been transferred. Such Incentive Stock Options must be exercised by the earlier of (i) 6 months from the date of the Grantee’s death or Disability, as applicable, or (ii) the expiration of the Option Period, or they shall be forfeited.
               (d) If, within thirty (30) days of the occurrence of a Change of Control, the purchaser/surviving entity involved therein does not offer any Grantee employment on substantially comparable terms (including, but not limited to, cash and equity compensation and benefits) to those such Grantee had in connection with the Grantee’s employment with the Company or an Affiliate immediately prior to the occurrence of the Change of Control, unless otherwise provided in Grantee’s Incentive Stock Option Agreement, vesting under this Section 3(d) shall be determined in the sole discretion of the Board.
          4. Failure to Satisfy ISO Requirements. Any Incentive Stock Option granted to an Employee under the Plan which does not satisfy the applicable requirements of Section 422 of the Code shall thereupon automatically, to the extent of such failure, be deemed to be a Non-Qualified Stock Option for all purposes of the Plan.
III. NON-QUALIFIED STOCK OPTION PROVISIONS.
          1. Granting of Non-Qualified Stock Options.
               (a) Employees, Directors and Consultants shall be eligible to receive Non-Qualified Stock Options under the Plan.
               (b) The Committee shall determine and shall designate from time to time those Employees, Directors and/or Consultants who are to be granted Non-Qualified Stock Options and shall specify the number of shares of Stock subject to each Non-Qualified Stock Option.
               (c) The Committee may grant at any time new Non-Qualified Stock Options to an Employee, Director or Consultant who has previously received Non-Qualified Stock Options or other Stock Options, whether such prior Non-Qualified Stock Options or other Stock Options are then outstanding, have previously been exercised in whole or in part or are canceled in connection with the issuance of new Non-Qualified Stock Options.
               (d) When granting a Non-Qualified Stock Option, the Committee shall determine the purchase price of the Stock subject thereto.
               (e) The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option shall be exercisable. Further, the

Committee may make such other provisions as may be generally acceptable or desirable in the opinion of the Committee.
          2. Exercise of Non-Qualified Stock Options. The purchase price of Stock subject to a Non-Qualified Stock Option shall be payable upon its exercise in cash or by certified check, bank draft or postal or express money order. In addition, the Committee, in its discretion, may permit a Grantee to make partial or full payment of the purchase price by utilization of a “cashless exercise” or any other method made available by the Committee.
          3. Termination of Employment, Director Status or Consulting Engagement. Except as provided otherwise in the applicable Stock Option Agreement (in which case the provisions of the Stock Option Agreement shall control over the provisions of this Section 3):
               (a) Except as provided in paragraphs (b) and (c) below, if the employment with the Company or an Affiliate of a Grantee who is an Employee is terminated other than by the Company or Affiliate for Cause, only those Non-Qualified Stock Options held by the Grantee which were immediately exercisable at the termination of the Grantee’s employment shall be exercisable by the Grantee following the termination of the Grantee’s employment. Such Non-Qualified Stock Options must be exercised within 30 days following such termination of employment (but in no event after expiration of the Option Period) or they shall be forfeited.
               (b) Notwithstanding anything to the contrary contained in paragraph (a) above, if the employment with the Company or an Affiliate of a Grantee who is an Employee is terminated by the Company or Affiliate for Cause, all then outstanding Non-Qualified Stock Options held by the Grantee shall expire immediately and such Non-Qualified Stock Options shall not be exercisable after the termination of the Grantee’s employment.
               (c) Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above, if the employment with the Company or an Affiliate of a Grantee who is an Employee is terminated on account of the Grantee’s death or Disability, only those Stock Options held by the Grantee which were immediately exercisable at the date of the Grantee’s death or Disability, as applicable, shall be exercisable by the Grantee, the representative of the Grantee’s estate or the Grantee’s beneficiaries to whom the Non-Qualified Stock Options have been transferred. Such Non-Qualified Stock Options must be exercised by the earlier of (i) 6 months from the date of the Grantee’s death or Disability, as applicable, or (ii) the expiration of the Option Period, or they shall be forfeited.
               (d) If a Grantee’s status as a Director or engagement as a Consultant shall terminate other than by the Company or Affiliate for Cause (including Grantee’s death or Disability), without such Grantee thereupon becoming an Employee, only those Non-Qualified Stock Options held by the Grantee which were immediately exercisable at the termination of the Grantee’s status as a Director or engagement as a Consultant, as applicable, shall be exercisable by the Grantee following such termination. Such Non-Qualified Stock Options must be exercised within 30 days after such termination (but in no event after expiration of the Option Period) or they shall be forfeited. Notwithstanding the foregoing, if a Grantee’s status as a Director or engagement as a Consultant shall terminate for Cause, all then outstanding Non-Qualified Stock Options held by the Grantee shall expire immediately and such Non-Qualified Stock Options shall not be exercisable after the termination of the Grantee’s status as a Director or engagement as a Consultant.
               (e) Solely with respect to a Grantee who is an Employee, if, within thirty (30) days of the occurrence of a Change of Control, the purchaser/surviving entity involved therein does not offer such Grantee employment on substantially comparable terms (including, but not limited to, cash and equity compensation and benefits) to those such Grantee had in connection with the Grantee’s employment with the Company or an Affiliate immediately prior to the occurrence of the Change of Control, unless otherwise provided in Grantee’s Stock Option Agreement, vesting under this Section 3(e) shall be determined in the sole discretion of the Board.
IV. SPECIAL RULES.
          1. Right of First Refusal. Solely during such time that the Stock is not publicly traded, no Grantee (or beneficiary of a Grantee including but not limited to the Grantee’s estate) may sell or otherwise transfer (except for inter vivos transfers to Family Members pursuant to paragraph 2(d) of Section V) any Stock obtained thereby pursuant to the exercise of a Stock Option hereunder without first (a) providing the Company with a written offer to sell the Stock to the Company on the same terms as were offered to the Grantee (or the Grantee’s beneficiary) by a third party (a copy of which third party offer shall be attached to the Grantee’s or beneficiary’s offer to sell such Stock to the Company) for a sales price equal to that stated in the third party’s purchase offer, and (b) waiting 60 days from the date of the Company’s receipt of such offer. If the Company shall accept the Grantee’s or beneficiary’s offer in writing within said 60-day period, the Grantee or beneficiary and the Company shall promptly effect such transaction. If the Company does not provide a written acceptance of the Grantee’s or beneficiary’s offer within said 60 day period, the Grantee or beneficiary shall be entitled to accept such third party’s offer and effect such transaction.
          2. Call Option. Solely during such time that the Stock is not publicly traded, upon the termination of (a) an Employee’s employment with the Company or an Affiliate, (b) a Director’s membership on the Board or on the board of directors of an Affiliate or (c) a Consultant’s consulting or advisory engagement by the Company or Affiliate, the Company shall have the right to purchase from such individual or from such individual’s estate, for a period of 30 days following the date of such termination, any Stock obtained thereby pursuant to the exercise of a Stock Option hereunder for a purchase price equal to the exercise price paid by the Employee, Director or Consultant, as the case may be, in connection with such Stock Option.
V. GENERAL PROVISIONS.
          1. Recapitalization Adjustments.
               (a) In the event of any change in capitalization affecting the Stock, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Stock, the Board shall authorize and make such proportionate adjustments, if any, as the Board shall deem appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of Stock for which Stock Options in respect thereof may be granted under the Plan, the number of shares of Stock covered by each outstanding Stock Option, and the purchase price per share of Stock in respect of outstanding Stock Options.
               (b) Any provision hereof to the contrary notwithstanding, in the event the Company is a party to a merger or other reorganization, the Board shall determine the treatment of outstanding Stock Options, which treatment may include the assumption of outstanding Stock Options by the surviving company or its parent, their continuation by the Company (if the Company is the surviving company), accelerated vesting and/or accelerated expiration or settlement in cash.
          2. General.
               (a) Each Stock Option shall be evidenced by a Stock Option Agreement which Agreement shall require the Grantee to enter into and be bound by the terms of the Company’s Shareholders’ Agreement, if any.
               (b) The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained as an Employee, Director or Consultant, and all Grantees shall remain subject to discharge or removal to the same extent as if the Plan were not in effect.
               (c) No Grantee, and no beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Company, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option, except as set forth herein.
               (d) No Stock Option shall or may be sold, exchanged, assigned, pledged, encumbered, or otherwise hypothecated or disposed of except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee’s lifetime solely by the Grantee or his conservator. Notwithstanding the immediately preceding sentence, a Non-Qualified Stock Option (not an Incentive Stock Option) may be transferred by the Grantee as an inter vivos gift to a Family Member.
               (e) Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company’s obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option, and the transferability of Stock acquired by exercise of a Stock Option, shall be subject to all of the following conditions:
          (i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;
          (ii) The obtaining of any other consent, approval or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and
          (iii) Each stock certificate issued pursuant to a Stock Option shall bear such legends which the Company shall determine, in its absolute discretion, are necessary or advisable, or which in the opinion of counsel to the Company are required under applicable federal or state securities laws.
               (f) All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property or other statutes or regulations of the United States or of any state having jurisdiction thereover. If the Grantee is an Employee, the Grantee may be required to pay to the Company the amount of any withholding taxes which the Committee, in its sole discretion, deems necessary to be withheld in order to comply with any applicable statutes or regulations with respect to a Stock Option or its exercise. In the event that such payment is not made when due, the Company shall have the right to deduct, to the extent permitted by law, from any payment or settlement of any kind otherwise due to such person, all or part of the amount required to be withheld. The Company shall not be required to issue Stock pursuant to the exercise of a Stock Option until such applicable obligations, if any, shall have been satisfied.
               (g) The Company shall issue any Stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness following such exercise.
               (h) The Plan and the grant or exercise of Stock Options granted under the Plan shall be subject to, and shall in all respects comply with, the applicable laws of Delaware.
               Should the participation of any Employee or Director in the Plan be subject to Section 16, it is the express intent of the Company that the Plan and the Stock Options granted under the Plan satisfy and be interpreted in a manner to achieve the result that the applicable requirements of Rule 16b-3 shall be satisfied with respect to such Employees and Directors, with the result that such Employees and Directors shall be entitled to the benefits of Rule 16b-3 or other applicable exemptive rules under Section 16. If any provision of the Plan or of any Stock Option would otherwise frustrate or conflict with the intent of the Company set forth in the immediately preceding sentence, to the extent possible, such provision shall be interpreted and deemed amended so as to avoid such conflict, and, to the extent of any remaining irreconcilable conflict with such intent, the provision shall, solely with respect to Employees and Directors subject to Section 16, be deemed void.
               (i) It is the express intention of the Company that the Plan and the Stock Options granted under the Plan to Employees subject to the restrictions contained in

Section 162(m) of the Code satisfy and be interpreted in a manner to achieve the result that the grant of such Stock Options shall constitute “performance-based compensation” for purposes of Section 162(m) of the Code. If any provision of the Plan or of any Stock Option would otherwise frustrate or conflict with the intent of the Company set forth in the immediately preceding sentence, to the extent possible, such provision shall be interpreted and deemed amended so as to avoid such conflict, and to the extent of any remaining irreconcilable conflict with such intent, the provision shall, solely with respect to Employees subject to the restrictions contained in Section 162(m) of the Code, be deemed void.

APPENDIX A
TO
RIGHT MEDIA INC. 2005 STOCK OPTION PLAN
(for California residents)
This Appendix A to the Right Media Inc. 2005 Stock Option Plan will apply only to Stock Options granted under the Plan to persons who are residents of the State of California. Capitalized terms contained herein will have the same meanings given to them in the Plan, unless otherwise provided in this Appendix A. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by Section 25102(o) of the California Corporations Code and the regulations promulgated thereunder (“25102(o)”), the following terms will apply to all Stock Options granted to residents of the State of California, until such time as the Board amends this Appendix A or the Board otherwise provides. This Appendix A shall be deemed a part of the Plan and may be amended by the Board in accordance with Section 5 of Article I of the Plan.
               (a) Non-Qualified Stock Options (“NSOs”) may be granted to Employees, Directors and Consultants. Incentive Stock Options (“ISOs”) may be granted only to Employees.
               (b) The exercise price per Share of the Stock subject to an NSO shall not be less than 85% of the Fair Market Value of a Share on the date of grant. Any person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Affiliates shall not be eligible to receive an NSO unless the exercise price per Share is at least 110% of Fair Market Value of a Share on the date of grant.
               (c) The term of any Stock Option shall not exceed 10 years from the date of grant.
               (d) Stock Options shall be transferable by the Grantee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. If the applicable Stock Option Agreement so provides, an NSO shall also be transferable by the Grantee as permitted by Rule 701 of the Securities Act of 1933, as amended.
               (e) In the event of a change in the capitalization affecting the Stock described in Section 1(a) of Article V of the Plan, the Board shall make the adjustments described in that Section to the extent required by 25102(o).
               (f) In the case of a Grantee who is not an officer of the Company, a Director or Consultant, a Stock Option shall become exercisable at least as rapidly as 20% per year over the five-year period commencing on the date of grant.
               (g) If a Grantee’s service as an Employee, Director or Consultant terminates for any reason other than Cause, then the Grantee’s Stock Options shall remain exercisable (to the extent vested and exercisable on the termination date) as provided in the Plan, but at least until the earliest of the following occasions: (i) the expiration date of the NSO or

ISO; (ii) the date 30 days after the termination of the Grantee’s Service for any reason other than death or Disability; or (iii) the date six months after the termination of the Grantee’s Service by reason of death or Disability.
               (h) No Stock Options shall be granted under the Plan to California residents after the later of (i) the Plan’s adoption by the Board or (ii) the most recent increase in the number of Shares reserved under Section 3 that was approved by the Company’s stockholders. If the Company’s stockholders fail to approve the Plan within 12 months after its adoption by the Board, then any grants, exercises or sales that have already occurred under the Plan shall be rescinded and no additional grants, exercises or sales shall thereafter be made under the Plan.
               (i) The Company each year shall furnish to Grantees and stockholders who have received Stock under the Plan its balance sheet and income statement, unless such Grantees or stockholders are key Employees whose duties with the Company assure them access to equivalent information. Such balance sheet and income statement need not be audited.
               (j) Any Shares issued upon exercise of a Stock Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally. In the case of a Grantee who is not an officer of the Company, a Director or a Consultant:
          (i) Any right to repurchase the Grantee’s Shares at the original exercise price upon termination of the Grantee’s service shall lapse at least as rapidly as 20% per year over the five-year period commencing on the date of the option grant;
          (ii) Any such right may be exercised only for cash or for cancellation of indebtedness incurred in purchasing the Shares; and
          (iii) Any such right may be exercised only within 90 days after the later of (A) the termination of the Grantee’s service or (B) the date of the option exercise.
               (k) The Shares issued upon exercise of a Stock Option shall be subject to the Call Option described in Section 2 of Article IV of the Plan except that the following additional rules shall apply to such Call Option: (i) the Call Option shall lapse with respect to 20% of the Shares subject to the Stock Option each year over the 5-year period commencing on the date of option grant, (ii) if the Call Option has lapsed in accordance with clause (i), then until such time as the Company’s Stock is publicly traded, the Company shall have the right to repurchase the Shares issued upon exercise of a Stock Option at the Fair Market Value of the Company’s Stock on the date of repurchase and (iii) such Call Option shall comply with clause (j) above.

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